Exhibit 99.1

Nautilus, Inc. Announces Results for First Quarter 2009

VANCOUVER, Wash., May 11, 2009 — Fitness company Nautilus, Inc. (NYSE:NLS) today announced unaudited results for the first quarter ended March 31, 2009.

For the quarter ended March 31, 2009 the Company reported net sales of $72.1 million, compared to net sales of $129.6 million for the first quarter of 2008.

The Company reported a loss from continuing operations for the first quarter of 2009 of $13.8 million, or ($0.45) per diluted share. Included in the loss from continuing operations were pre-tax restructuring charges of $3.8 million. The restructuring charges are principally related to the Company’s previously announced closure of the manufacturing facility in Tulsa, Oklahoma and a write-off related to abandoned information technology software.

In the first quarter of 2008, the Company reported a loss from continuing operations of $6.9 million or ($0.22) per diluted share. Included in the loss from continuing operations were pre-tax charges of $10.7 million, primarily related to the cancellation in the first quarter of 2008 of the Company’s agreement to purchase Land America Health & Fitness Co., Ltd.

Excluding the restructuring charges mentioned above, the Company’s adjusted loss from continuing operations before income taxes was $8.3 million for the quarter ended March 31, 2009. For the corresponding period in 2008, excluding the restructuring charges mentioned above, adjusted income from continuing operations before income taxes was $1.2 million (see attached Supplemental Disclosure table).

Results from continuing operations for the first quarter of 2008 exclude the Company’s former apparel business, which was sold in April 2008 and is considered a discontinued operation.

Comparative net sales by business segment were as follows:

	Three Months Ended
($ thousands)	Mar 31, 2009	Mar 31, 2008	$ Change	% Change
Direct	$40,716	$69,633	$(28,917)	-41.5%
Retail	12,548	25,236	(12,688)	-50.3%
Commercial	18,031	33,684	(15,653)	-46.5%
Corporate	791	1,048	(257)	-24.5%

Net Sales	$72,086	$129,601	$(57,515)	-44.4%

For the three months ended March 31, 2009, net sales from continuing operations were $72.1 million, a decrease of 44.4% from $129.6 million reported in the corresponding period in 2008. Net sales declined in the direct and retail businesses, primarily due to the weak consumer environment. Offsetting a portion of the sales decline in the direct business segment was an increase in sales of TreadClimber products compared to the same period last year. The commercial business net sales decrease reflects an overall decline in the economy, and the Company’s decision to implement more stringent sales terms in certain channels.

Consolidated gross profit margin improved slightly to 43.4% of net sales for the first quarter of 2009, compared to 43.2% for the same period in the previous year. For the first quarter of 2009, the gross profit margin in direct business improved to 63.0% of net sales, compared to 62.4% for the same period in the previous year; the retail business gross margin improved to 33.5%, compared to 22.5%; and the commercial business gross margin declined to 7.2%, compared to 17.6%. Operating expenses declined by approximately $21.3 million, or 33.1%, in the first quarter of 2009, compared to the first quarter of 2008. On an operating basis, the retail and direct businesses were profitable in the first quarter of 2009, while the commercial business lost $7.1 million (see attached Reportable Segments Financial Information table).

The Company generated $12.8 million of net cash provided by operating activities from continuing operations compared to $20.0 million in the first quarter of 2008. The cash generated in 2009 was primarily due to working capital improvements. As of March 31, 2009, the Company had approximately $0.1 million in debt (net of cash), compared to net debt of $12.4 million at December 31, 2008 and net debt of $52.9 million at March 31, 2008. Subsequent to the end of the first quarter, the Company received a $10.6 million U.S. Federal income tax refund, which was not included above. As of May 8, 2009, the Company had no outstanding borrowings.

Edward Bramson, Chairman and Chief Executive Officer of Nautilus, Inc., stated, “While we are not satisfied with the consolidated net loss, we are encouraged by the operating improvements. During the first quarter, we achieved the highest gross margins in over a year and reduced operating expenses by 33% compared to the same period last year. Even though the overall consumer environment remains very challenging, our recently implemented marketing and operating adjustments are providing positive contributions in the Direct and Retail businesses.”

Mr. Bramson added, “We continued to right-size our cost structure in the first quarter by implementing an additional $17 million in anticipated annualized cost reductions. These actions will begin to benefit our operating results in the second quarter, and we expect to realize substantially all of the benefit from these improvements in the fourth quarter of 2009.”

Conference Call

Nautilus will host a conference call today, May 11th, for 4:30 p.m. EDT (1:30 p.m. PDT). It will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (866) 394-6821 or (706) 645-0458 (international) passcode 85267161.

A telephonic playback will be available from 3:30 p.m. PDT, May 11, 2009, through 3:30 p.m. PDT, May 25, 2009. Participants can dial (800) 633-8284 or (402) 977-9140 (international) passcode 21422779 to hear the playback.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus(R), Bowflex(R), Schwinn(R)Fitness, StairMaster(R) and Universal(R), Nautilus manufactures and markets innovative fitness products through global direct, commercial and retail channels. Formed in 1986, the Company had 2008 sales of $411 million. It has approximately 760 employees and operations in Washington, Oregon, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China and other locations around the world. Website: www.nautilusinc.com

Safe Harbor Statement:

This press release includes forward-looking statements, including statements concerning anticipated future profitability, estimated cost reductions, estimated restructuring charges and operational improvement. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, its ability to successfully transfer products to alternative manufacturing facilities, manufacturing quality issues resulting in increased warranty costs, its ability to effectively restructure the business and reduce costs, a decline in consumer spending due to unfavorable economic conditions, a change in the availability of credit for its customers who finance their purchases, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

SOURCE: Nautilus, Inc.

For Nautilus, Inc.

Investor Relations

John Mills, 310-954-1100

NAUTILUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$3,123	$5,547
Trade receivables, net	30,057	53,770
Inventories, net	39,625	43,802
Prepaid expenses and other current assets	11,302	11,628
Income taxes receivable	11,099	11,954

Total current assets	95,206	126,701

Property, plant and equipment, net	29,912	32,883
Goodwill and other intangible assets, net	36,124	36,801
Other assets	2,603	1,134

Total assets	$163,845	$197,519

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$34,485	$38,198
Accrued liabilities	28,349	30,472
Short-term borrowings	3,243	17,944
Deferred tax liabilities	1,428	919

Total current liabilities	67,505	87,533
Long-term liabilities	6,931	6,301

Total liabilities	74,436	93,834

Stockholders’ equity:
Common stock – no par value, 75,000 shares authorized, 30,614 shares issued and outstanding at March 31, 2009 and December 31, 2008.	3,599	3,207
Retained earnings	80,614	94,433
Accumulated other comprehensive income	5,196	6,045

Total stockholders’ equity	89,409	103,685

Total liabilities and stockholders’ equity	$163,845	$197,519

NAUTILUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Net sales	$72,086	$129,601
Cost of sales	40,769	73,676

Gross profit	31,317	55,925

Operating expenses:
Selling and marketing	27,673	41,728
General and administrative	9,586	9,644
Research and development	1,881	2,205
Restructuring	3,821	10,668

Total operating expenses	42,961	64,245

Operating loss	(11,644)	(8,320)

Other income (expense):
Interest expense	(147)	(1,237)
Other income (expense), net	(283)	122

Total other income (expense)	(430)	(1,115)

Loss from continuing operations before income taxes	(12,074)	(9,435)
Income tax expense (benefit)	1,745	(2,554)

Loss from continuing operations	(13,819)	(6,881)

Discontinued operations:
Income from discontinued operations	—	2,376
Income tax expense from discontinued operations	—	1,855

Income from discontinued operations, net of tax	—	521

Net loss	$(13,819)	$(6,360)

Loss per common share from continuing operations:
Basic and diluted	$(0.45)	$(0.22)

Income per common share from discontinued operations:
Basic and diluted	$0.00	$0.02

Net loss per common share:
Basic and diluted	$(0.45)	$(0.20)

Weighted average common shares outstanding:
Basic and diluted	30,614	31,557

NAUTILUS, INC.

REPORTABLE SEGMENTS FINANCIAL INFORMATION

(Unaudited)

(In thousands) Three months ended March 31, 2009:	Direct	Retail	Commercial	Corporate	Total
Net sales	$40,716	$12,548	$18,031	$791	$72,086
Gross profit	25,655	4,203	1,295	164	31,317
Depreciation and amortization expense	1,359	359	619	701	3,038
Operating income (loss)	2,738	1,383	(7,131)	(8,634)	(11,644)
Interest expense	—	—	—	147	147
Income tax expense from continuing operations	—	—	—	1,745	1,745
Income (loss) from continuing operations	2,738	1,383	(7,131)	(10,809)	(13,819)
Total assets	30,577	26,127	69,880	37,261	163,845

Three months ended March 31, 2008:
Net sales	$69,633	$25,236	$33,684	$1,048	$129,601
Gross profit	43,464	5,687	5,939	835	55,925
Depreciation and amortization expense	1,630	470	1,061	745	3,906
Operating income (loss)	7,564	2,647	(3,036)	(15,495)	(8,320)
Interest expense	—	—	—	1,237	1,237
Income tax benefit from continuing operations	—	—	—	(2,554)	(2,554)
Income (loss) from continuing operations	7,564	2,647	(3,036)	(14,056)	(6,881)
Total assets	52,092	82,899	106,010	141,374	382,375

SUPPLEMENTAL DISCLOSURE

Reconciliation of GAAP to Adjusted Pre-tax Income (Loss) from Continuing Operations Statement

(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
Supplemental Non-GAAP Disclosure	2009	2008
Loss from continuing operations before income taxes (GAAP basis)	$(12,074)	$(9,435)
Facility exit costs related to closure of Tulsa manufacturing and distribution facilities	1,673	—
Abandonment of information technology software	1,799	—
Employee termination and other employee costs	27	2,668
Termination of purchase agreement with Land America Health and Fitness Co., Ltd.	—	8,000
Underutilized headquarters office costs	322

Adjusted income (loss) from continuing operations before income taxes	$(8,253)	$1,233